Exhibit 99.1

Press Release
For Immediate Release

Contact:D. Linn Wiley
President and CEO
(909)980-4030

CVB Financial Corp. Reports Third Quarter Earnings

Ontario, CA, October 20, 2004-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank, announced record results for the third quarter of 2004. This included record deposits, record loans, record assets and record earnings. It was the strongest third quarter in the history of the Company.

Net Income
CVB Financial Corp. reported net income of $17.1 million for the third quarter ending September 30, 2004. This represents an increase of $3.6 million, or 26.46%, when compared with the $13.5 million in net income reported for the third quarter of 2003. Diluted earnings per share were $0.35 for the third quarter of 2004. This is up $0.07, or 25.00%, when compared with earnings per share of $0.28 for the third quarter of 2003.

Net income for the third quarter of 2004 produced a return on beginning equity of 24.19%, a return on average equity of 23.34% and a return on average assets of 1.57%. The efficiency ratio for the third quarter was 45.80%, and operating costs as a percentage of average assets were 2.00%.

Net income before gains and losses from securities and the sale of real estate was $16.8 million for the third quarter of 2004. This was up $5.5 million, or 49.29%, from net income before gains and losses from securities and the sale of real estate of $11.2 million for the third quarter of 2003. These results produced a return on beginning equity of 23.79%, a return on average equity of 22.96%, and a return on average assets of 1.54%. The corresponding efficiency ratio for the third quarter of 2004 was 46.07%, and operating costs as a percentage of average assets was 2.00%.

Net income for the nine months ending September 30, 2004 was $44.6 million. This represents an increase of $5.9 million, or 15.16%, when compared with net earnings of $38.7 million for the same period of 2003. Diluted earnings per share were $0.91. This was up $0.12, or 15.19%, from diluted earnings per share of $0.79 for the same period last year.

Net income for the nine months ending September 30, 2004 produced a return on beginning equity of 20.78%, a return on average equity of 20.10% and a return on average assets of 1.45%. The efficiency ratio for the nine-month period was 48.77%, and operating expenses as a percentage of average assets were 2.08%.

Net income before gains and losses from securities and the sale of real estate was $45.0 million for the nine months ending September 30, 2004. This represents an increase of $9.0 million, or 25.09%, when compared to net earnings before gains and losses from securities and the sale of real estate of $36.0 million for the same nine months period in 2003. These results produced a return on beginning equity of 20.98%, a return on average equity of 20.30%, and a return on average assets of 1.46%. The related efficiency ratio for the nine months period was 48.61%, and operating costs as a percentage of average assets were 2.08%.

The Company sold one of its buildings in Pasadena during the third quarter of 2004. This building houses the Pasadena Business Financial Center and the Wealth Management Group. The Company has agreed to lease back the Pasadena Business Financial Center space for five years and the Wealth Management Group space for two years.

The sale of the building resulted in a gross gain of $2.1 million of which $1.7 million is required to be deferred and amortized as an adjustment to rental expense over the life of the leases. The Company recognized $419,000 of the gain during the third quarter.

Net Interest Income and Net Interest Margin
Net interest income (before provision for credit losses) totaled $39.9 million for the third quarter of 2004. This represented an increase of $8.5 million, or 27.17%, over the net interest income of $31.4 million for the third quarter of 2003. These increases resulted from an $11.7 million increase in interest income, offset by a $3.1 million increase in interest expense.

Net interest income (before provision for credit losses) totaled $111.4 million for the nine months ending September 30, 2004. This represented an increase of $18.2 million, or 19.55%, over the net interest income of $93.2 million for the same period of 2003. This increase resulted from a $23.1 million increase in interest income, partially offset by a $4.9 million increase in interest expense. The increases in interest income were primarily due to the increase in average earnings assets.

Net interest margin (tax equivalent) for the third quarter of 2004 was 4.08%. This represents a slight increase when compared to the 3.95% for the third quarter of 2003. Asset yields for the third quarter of 2004 were 5.26%, compared with asset yields of 5.01% for the third quarter of 2003. The cost of funds was 1.73% and 1.58% for the same periods, respectively.

Net interest margin (tax equivalent) for the first nine months declined from 4.17% for the first nine months of 2003 to 4.01% for the first nine months of 2004. Asset yields have declined from 5.37% for the first nine months of 2003 to 5.15% for the first nine months of 2004. This has been mitigated by the strong growth in the balance sheet, and the decline in the cost of funds from 1.80% to 1.68% for the same periods. The margin compression appears to be moderating with the recent stability of interest rates. The Company has approximately $1.30 billion, or 45.45%, of its deposits in interest free demand deposits. This should position it well for a rising interest rate environment.

Balance Sheet
The Company reported total assets of $4.35 billion at September 30, 2004. This represented an increase of $690.9 million, or 18.87%, over total assets of $3.66 billion on September 30, 2003. Earning assets totaling $4.08 billion were up $654.4 million, or 19.11%, when compared with earning assets of $3.42 billion as of September 30, 2003. Deposits of $2.87 billion grew $254.1 million, or 9.72%, from $2.61 billion for the prior year. Demand deposits of $1.30 billion jumped $183.4 million, or 16.37%, from $1.12 billion. Gross loans and leases of $2.01 billion on September 30, 2004 rose $380.1 million, or 23.32%, from $1.63 billion on September 30, 2003.

Total assets of $4.35 billion as of September 30, 2004 reflect an increase of $498.4 million, or 12.93%, over total assets of $3.85 billion on December 31, 2003. Earning assets of $4.08 billion were up $436.2 million, or 11.97%, during the same period. Deposits of $2.87 billion on September 30, 2004 grew $207.4 million, or 7.80%, from $2.66 billion as of December 31, 2003. Demand deposits of $1.30 billion were up $161.1 million, or 14.10%, from $1.14 billion. Gross loans and leases of $2.01 billion increased $249.9 million, or 14.20%, from $1.76 billion on December 31, 2003. Total equity of $310.1 million on September 30, 2004 was up $23.4 million, or 8.15%, from $286.7 million as of December 31, 2003.

Investment Securities
Investment securities totaled $2.04 billion as of September 30, 2004. This represents an increase of $172.5 million, or 9.25%, when compared with $1.87 billion in investment securities as of December 31, 2003. It represents an increase of $259.6 million, or 14.59%, when compared with the $1.78 billion for the third quarter of 2003.

Assets Under Administration
The Wealth Management Group has over $1.2 billion in assets under administration. They provide trust, investment and related services.

Loan and Lease Quality
CVB Financial Corp reported non-performing assets of $689,000 as of September 30, 2004. This represents a ratio of non-performing assets to total assets of 0.02%, and it represents 0.03% of gross loans and leases. The allowance for loan and lease losses was $23.1 million as of September 30, 2004. This represents 1.15% of gross loans and leases. It compares with an allowance for loan and lease losses of $23.8 million, or 1.46% of gross loans and leases on September 30, 2003. Non-performing loans and leases represented 2.99% of the allowance for loan and lease losses. Non-performing assets decreased by $944,000 from the $1.6 million reported as of September 30, 2003.

The Company has not made a provision for loan and lease losses due to the high quality of its loan portfolio. This has been the case even though loans increased from $1.63 billion as of September 30, 2003 to $2.01 billion as of September 30, 2004. Recoveries of $3.5 million and the addition of $2.8 million from acquisitions more than offset charge offs of $2.5 million during this twelve-month period.

Corporate Overview
CVB Financial Corp. is the holding company for Citizens Business Bank. The Bank is the largest financial institution headquartered in the Inland Empire region of Southern California. It serves 30 cities with 37 business financial centers in the Inland Empire, Los Angeles County, Orange County and the Central Valley areas of California. Its subsidiary, Golden West Financial Services, provides vehicle leasing, equipment leasing and real estate loan services.

CVB Financial Corp. was recently recognized at the Annual Strategic Issues Summit with the “Market Cap” Award. This Award was presented to recognize the Company for producing a return to its original shareholders of 41,034% — over 400 times the original investment. This is the highest return in the history of the banking industry in California. The Strategic Issues Summit is co-sponsored by Carpenter & Company and the California Bankers Association.

For the second year, the Company received the KBW Honor Roll award at the Annual Community Bank Investor Conference hosted by Keefe, Bruyette & Woods, Inc. in New York on July 27, 28 and 29, 2004. This award was presented to the 31 banks in the United States that have reported increased earnings per share every year for the past ten years.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol of CVBF. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the CVB Investor tab.

Safe Harbor
This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from the projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of CVB Financial Corp., including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion on risk factors within that document.

_________________

CVB FINANCIAL CORP. CONSOLIDATED BALANCE SHEET (unaudited) dollars in thousands
	September 30,		December 31,
	2004	2003	2003
Assets:
Federal funds sold and reverse repos	$--	$--	$--
Investment Securities trading	--	--	--
Investment Securities available-for-sale	2,038,322	1,778,751	1,865,782
Investment in stock of Federal Home Loan Bank (FHLB)	53,439	39,448	37,966
Loans and lease finance receivables	2,009,875	1,629,775	1,759,941
Less allowance for credit losses	(23,068)	(23,787)	(21,282)

Net loans and lease finance receivables	1,986,807	1,605,988	1,738,659

Total earning assets	4,078,568	3,424,187	3,642,407
Cash and due from banks	116,125	126,018	112,008
Premises and equipment, net	26,865	31,683	31,069
Goodwill and intangibles	26,012	26,699	26,901
Cash value of life insurance	66,801	15,370	15,800
Other assets	38,370	37,870	26,164

TOTAL	$4,352,741	$3,661,827	$3,854,349

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Demand Deposits(noninterest-bearing)	$1,303,410	$1,120,037	$1,142,330
Investment Checking	228,444	200,572	227,031
Savings/MMDA	842,401	715,557	732,992
Time Deposits	493,682	577,692	558,157

Total Deposits	2,867,937	2,613,858	2,660,510
Demand Note to U.S. Treasury	5,053	10,251	3,834
Borrowings	1,042,200	729,000	786,500
Junior Subordinated Debentures	82,476	--	82,476
Other liabilities	44,993	30,896	34,308

Total Liabilities	4,042,659	3,384,005	3,567,628
Stockholders' equity:
Stockholders' equity	294,619	263,990	269,441
Accumulated other comprehensive income
(loss), net of tax	15,463	13,832	17,280

	310,082	277,822	286,721

TOTAL	$4,352,741	$3,661,827	$3,854,349

CVB FINANCIAL CORP. CONSOLIDATED AVERAGE BALANCE SHEET (unaudited) dollars in thousands
	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Assets:
Federal funds sold and reverse repos	$109	$210	$416	$3,257
Investment Securities trading	--	--	--	--
Investment securities available-for-sale	2,013,691	1,758,568	1,941,208	1,621,867
Investment in stock of Federal Home Loan Bank (FHLB)	49,609	38,528	44,117	32,735
Loans and lease finance receivables	1,960,836	1,522,765	1,859,140	1,479,676
Less allowance for credit losses	(22,751)	(21,179)	(22,209)	(21,406)

Net loans and lease finance receivables	1,938,085	1,501,586	1,836,931	1,458,270

Total earning assets	4,001,494	3,298,892	3,822,672	3,116,129
Cash and due from banks	147,941	111,655	124,046	110,726
Premises and equipment, net	29,427	31,713	30,021	30,882
Goodwill and intangibles	26,134	15,287	26,431	15,502
Cash value of life insurance	66,320	13,234	55,627	13,093
Other assets	60,202	79,451	61,284	58,982

TOTAL	$4,331,518	$3,550,232	$4,120,081	$3,345,314

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,256,509	$1,008,109	$1,184,086	$939,725
Interest-bearing	1,572,898	1,475,017	1,545,930	1,432,392

Total Deposits	2,829,407	2,483,126	2,730,016	2,372,117
Other borrowings	1,084,854	741,774	967,152	641,263
Junior Subordinated Debentures	82,476	--	82,476	--
Other liabilities	43,803	47,149	44,078	59,354

Total Liabilities	4,040,540	3,272,049	3,823,722	3,072,734
Stockholders' equity:
Stockholders' equity	293,648	255,682	283,732	248,722
Accumulated other comprehensive income
(loss), net of tax	(2,670)	22,501	12,627	23,858

	290,978	278,183	296,359	272,580

TOTAL	$4,331,518	$3,550,232	$4,120,081	$3,345,314

CVB FINANCIAL CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF EARNINGS (unaudited) dollar amounts in thousands, except per share
	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2004	2003	2004	2003
Interest Income:
Loans, including fees	$30,061	$24,629	$83,447	$72,262
Investment securities:
Taxable	18,323	11,780	49,710	36,966
Tax-advantaged	3,636	3,938	11,262	12,088

Total investment income	21,959	15,718	60,972	49,054
Federal funds sold	1	1	3	41

Total interest income	52,021	40,348	144,422	121,357
Interest Expense:
Deposits	3,863	3,723	11,151	12,505
Borrowings and junior subordinated debentures	8,182	5,191	21,826	15,632

Total interest expense	12,045	8,914	32,977	28,137

Net interest income before provision for credit losses	39,976	31,434	111,445	93,220
Provision for credit losses	--	--	--	--

Net interest income after
provision for credit losses	39,976	31,434	111,445	93,220
Other Operating Income:
Service charges on deposit accounts	3,240	3,835	10,544	11,280
Wealth Management services	993	932	3,266	2,903
Gains on sale of investment securities	7	3,387	5,219	4,210
Other-than-temporary impairment write down	--	--	(6,300)	--
Other	3,279	1,986	7,582	5,116

Total other operating income	7,519	10,140	20,311	23,509
Other operating expenses:
Salaries and employee benefits	11,970	10,498	35,323	30,393
Occupancy	2,281	1,771	5,961	4,944
Equipment	1,896	1,833	5,607	4,904
Professional services	907	1,037	3,030	3,020
Amortization of intangible assets	296	203	889	518
Other	4,402	5,945	13,450	13,105

Total other operating expenses	21,752	21,287	64,260	56,884

Earnings before income taxes	25,743	20,287	67,496	59,845
Income taxes	8,668	6,785	22,898	21,119

Net earnings	$17,075	$13,502	$44,598	$38,726

Basic earnings per common share	$0.35	$0.28	$0.92	$0.81

Diluted earnings per common share	$0.35	$0.28	$0.91	$0.79

Cash dividends per common share	$0.13	$0.12	$0.37	$0.36

All per share information has been retroactively adjusted to reflect the 10% stock dividend declared on December 17, 2003.

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (unaudited)
	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Interest income - (Tax Effective)(te)	$53,184	$41,625	$148,042	$125,256
Interest Expense	12,045	8,914	32,977	28,137

Net Interest income - (te)	$41,139	$32,711	$115,065	$97,119

Other-than-temporary impairment write-down	$--	--	$(6,300)	--
Gains on sales of securities	$7	$3,387	$5,219	$4,210
Gain on sale of real estate	$419	--	$419	--
Gain on sale of OREO	--	--	--	--
Return on average assets	1.57%	1.51%	1.45%	1.55%
Return on average equity	23.34%	19.26%	20.10%	18.99%
Efficiency ratio	45.80%	51.20%	48.77%	48.73%
Net interest margin (te)	4.08%	3.95%	4.01%	4.17%
Weighted average shares outstanding
Diluted	49,189,154	49,003,539	49,191,946	49,040,893
Basic	48,405,532	48,121,682	48,394,520	48,097,177
Dividends declared	$6,261	$5,206	$17,948	$15,759
Dividend payout ratio	36.67%	38.56%	40.25%	40.69%
Number of shares outstanding-EOP	48,408,185	48,114,022
Book value per share	$6.41	$5.77
	September 30,
	2004	2003
Non-performing Assets (dollar amount in thousands):
Non-accrual loans	$689	$1,633
Loans past due 90 days or more
and still accruing interest	--	--
Restructured loans	--	--
Other real estate owned (OREO), net	--	--

Total non-performing assets	$689	$1,633

Percentage of non-performing assets
to total loans outstanding and OREO	0.03%	0.10%
Percentage of non-performing
assets to total assets	0.02%	0.04%
Non-performing assets to
allowance for loan losses	2.99%	6.87%
Net Charge-off (Recovered) to Average loans	-0.09%	0.04%
Allowance for Credit Losses:
Beginning Balance	$21,282	$21,666
Acquisition of Kaweah National Bank		2,770
Total Loans Charged-Off	(1,133)	(1,673)
Total Loans Recovered	2,919	1,024

Net Loans Recovery (Charged-Off)	1,786	(649)
Provision Charged to Operating Expense	--	--

Allowance for Credit Losses at End of period	$23,068	$23,787

CVB FINANCIAL CORP. AND SUBSIDIARIES SELECTED FINANCIAL HIGHLIGHTS (in thousands, except per share data) (unaudited)
	2004		2003		2002
	High	Low	High	Low	High	Low
March 31,	$21.30	$18.91	$23.12	$17.62	$14.66	$12.75
June 30,	$21.95	$19.65	$20.08	$17.59	$17.51	$14.52
September 30,	$23.37	$22.07	$19.61	$16.69	$17.04	$12.51
December 31,			$19.84	$17.43	$19.44	$14.89
Quarterly Consolidated Statements of Income
	3Q 2004	2Q 2004	1Q 2004	4Q 2003	3Q 2003
Interest income
Loans, including fees	$30,061	$27,136	$26,250	$26,780	$24,629
Investment securities and federal funds sold	21,960	19,315	19,701	18,208	15,719

	52,021	46,451	45,951	44,988	40,348
Interest expense
Deposits	3,863	3,605	3,683	3,818	3,723
Other borrowings	8,182	6,939	6,704	5,098	5,191

	12,045	10,544	10,387	8,916	8,914
Net interest income before
provision for credit losses	39,976	35,907	35,564	36,072	31,434
Provision for credit losses	--	--	--	--	--

Net interest income after
provision for credit losses	39,976	35,907	35,564	36,072	31,434
Non-interset income	7,519	12,011	781	6,480	10,140
Non-interest expenses	21,752	21,004	21,505	20,909	21,287

Earnings before income taxes	25,743	26,914	14,840	21,643	20,287
Income taxes	8,668	9,462	4,768	7,538	6,785

Net earnings	$17,075	$17,452	$10,072	$14,105	$13,502

Basic earning per common share	$0.35	$0.36	$0.21	$0.29	$0.28
Diluted earnings per common share	$0.35	$0.36	$0.20	$0.29	$0.28
Cash dividends per common share	$0.13	$0.12	$0.12	$0.12	$0.12

Financial Measure That Supplement GAAP
Our discussions sometimes contain financial information not required to be presented by generally accepted accounting principles (GAAP). We do this to better inform readers of our financial statements. The SEC requires us to present a reconciliation of GAAP presentation with non-GAAP presentation.

The following table reconciles the differences in net earnings with and without the other-than-temporary impairment write down and net gains on sale of investment securities, gain on sale of real estate in conformity with GAAP:

Net Earnings Reconciliation (non-GAAP disclosure):	Three months ended September 30,		Nine months ended September 30,
	2004	2003	2004	2003
Net earnings without the other-than-temporary impairment write-down and net gain on sale of securities	$16,792	$11,248	$45,036		$36,002
Other-than-temporary impairment write-down, net of tax	--	--	(4,163)		--
Net gains on sale of securities, net of tax	5	2,254	3,448		2,724
Net gains on sale of real estate, net of tax	278	--	277		--

Reported net earnings	$17,075	$13,502	$44,598		$38,726

Other-than-temporary impairment write-down	--	--	$(6,300)	--
Gains on sale of securities	$7	$3,387	5,219		$4,210
Gain on sale of real estate	419	--	419		--
Tax effect	(143)	(1,133)	224		(1,486)

Net of taxes	$283	$2,254	$(438)		$2,724

We have presented net earnings without the other-than-temporary impairment write down and the realized gains of investment securities, and the gain on sale of real estate to show shareholders the earnings from operations unaffected by the impact of these items. We believe this presentation allows the reader to more easily determine the operational profit of the Company.